Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, certain portions of this exhibit have been omitted because it is both not material and the type of information that the company treats as private or confidential.

COLLABORATIVE RESEARCH AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the *University Act* of British Columbia with offices at 103 – 6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3

("**UBC**")

AND:

SEPSET BIOSCIENCES INC., a corporation incorporated under the laws of British Columbia, with a registered office at 420 – 730 View Street, Victoria, BC V8W 3S2

(the "**Sponsor**")

(collectively referred to as the "**Parties**")

WHEREAS:

It is UBC's objective to generate research in a manner consistent with UBC's status as a non-profit, tax exempt educational institution; and

The research program contemplated by this Agreement is of mutual interest and benefit to UBC and to the Sponsor, will further the instructional and research objectives of UBC in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both the Sponsor and UBC through inventions, improvements and discoveries.

THE PARTIES AGREE AS FOLLOWS:

1.0 DEFINITIONS

1.1 In this Agreement:

(a) "**Confidential Information**" means all information, regardless of its form:

(i) disclosed by UBC to the Sponsor for the purpose of the Project and which is clearly identified in writing as "Confidential" either at the time of disclosure or within 30 calendar days thereafter,

or

(ii) disclosed by the Sponsor to UBC for the purpose of the Project and which is clearly identified in writing as "Confidential" either at the time of disclosure or within 30 calendar days thereafter,

except that "Confidential Information" does not include information:

(iii) possessed by the recipient (the "**Recipient**") prior to receipt from the disclosing Party (the "**Discloser**"), other than through prior confidential disclosure by the Discloser, as evidenced by the Recipient's business records;

(iv) published or available to the general public otherwise than through a breach of this Agreement;

(v) obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser in respect of the same; or

(vi) independently developed by employees, faculty, students, agents or consultants of the Recipient who had no knowledge of or access to the Discloser's information as evidenced by the Recipient's business records.

(b) "**Contract Period**" means the period commencing on the Effective Date and ending 12 months after the Start Date as set out in Article 2.1 of this Agreement.

(c) "**Effective Date**" means the date on which the last of the Parties executes this Agreement.

(d) "**Inventions**" means any new and useful art, process, machine, manufacture or composition of matter, or any new and useful improvement in any art, process, machine, manufacture or composition of matter.

(e) "**Investigator**" means Dr. Robert E.W. Hancock of the Department of Microbiology & Immunology at UBC.

(f) "**Joint Intellectual Property**" means any and all Inventions made jointly by UBC and the Sponsor during the Contract Period in the performance of the Project.

(g) "**Project**" means the research project as described in Schedule "**A**".

(h) "**Sponsor Intellectual Property**" means any and all Inventions made solely by the Sponsor during the Contract Period in the performance of the Project.

(i) "**UBC Intellectual Property**" means any and all Inventions made solely by UBC during the Contract Period in the performance of the Project.

2.0 RESEARCH WORK

2.1 UBC will commence the performance of the Project after UBC's receipt of the payment set out in Article 4.1 (the "**Start Date**") and will use reasonable efforts to perform the Project substantially in accordance with the terms and conditions of this Agreement. The Sponsor and UBC may at any time amend the Project by mutual written agreement.

2.2 If the Investigator becomes unable or unwilling to continue the Project, and a mutually acceptable substitute is not available, UBC and the Sponsor will each have the option to terminate the Project and this Agreement by providing the other Party with written notice of same.

2.3 The Sponsor acknowledges and agrees that, even though the Project will involve participant recruitment and the collection of data and samples from such participants, the Sponsor will not be provided with any access or rights to any participant data or samples collected as part of the Project.

3.0 REPORTS

3.1 During the Contract Period, UBC will keep the Sponsor informed, orally or in writing, as to the progress of the Project.

3.2 UBC will submit a final report to the Sponsor within 60 calendar days after the conclusion of the Contract Period or early termination of this Agreement, whichever is sooner.

4.0 COSTS, INVOICES & OTHER SUPPORT

4.1 The Parties understand and agree that, subject to Article 4.4, and excluding any intellectual property related costs under Section 7, the total costs to the Sponsor hereunder will be $549,094 (Canadian funds). The Parties acknowledge that any budget categories that may be described in the Project are estimates only and that changes from category to category may be made at UBC's discretion. The Sponsor will pay to UBC the amounts on the following due dates:

1) Within 30 days of the Effective Date of this Agreement.................... $549,094

The Sponsor may make payments by wire transfer or direct deposit to:

Beneficiary Bank: HSBC Bank Canada
Vancouver Main Branch
885 West Georgia Street Vancouver, B.C. V6C 3G1
[redacted]

Beneficiary: [redacted]
The University of British Columbia
4th Floor, Suite 409
Vancouver, BC, Canada, V6T 1Z3

Remittance detail: [redacted]

UBC reserves the right to suspend work on the Project or to terminate the Project and this Agreement by delivering written notice of same to the Sponsor if the Sponsor fails to pay any invoiced amount within 30 calendar days from the due date.

The Sponsor will pay interest on all amounts owing to UBC not paid on the due date, at the rate of 12.68% per annum. The interest accrues on the outstanding balance from the due date.

4.2 UBC will retain title to any equipment purchased with funds provided by the Sponsor under this Agreement.

4.3 UBC will be entitled to retain any funds paid by the Sponsor to UBC under this Agreement, subject to Article 4.4.

4.4 Notwithstanding anything contained in this Article 4, in the event of early termination of this Agreement, the Sponsor will pay all costs and liabilities relating to the Project which have been incurred by UBC as of the date of receipt of notice of such termination. Such costs and liabilities will include all non-cancellable obligations including payments in lieu of reasonable notice for technicians, graduate students and other staff assigned to the Project, but will not, in the aggregate, exceed the total amount payable by the Sponsor set out in Article 4.1.

5.0 CONFIDENTIALITY

5.1 The Recipient will keep and use the Discloser's Confidential Information in confidence and will not, without the Discloser's prior written consent, disclose the Discloser's Confidential Information to any person or entity, except to the Recipient's directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist the Recipient in performing its obligations and exercising its rights under this Agreement.

5.2 A Recipient required by judicial or administrative process to disclose the Discloser's Confidential Information will, where legally permissible, promptly notify the Discloser and allow it reasonable time to oppose the process before disclosing the Confidential Information. If the Discloser is unable to successfully oppose the disclosure or if the Discloser decides not to oppose the disclosure, the obligations under Section 5.1 shall not apply, though only for the legally required disclosure and only for such Confidential Information that is required to be disclosed.

5.3 Notwithstanding any termination or expiration of this Agreement, the obligations set out in this Article 5 survive and continue to bind the Parties, their successors and assigns until 3 years after such termination or expiration.

6.0 PUBLICATION

6.1 UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, results from the Project, provided that the Sponsor is provided with copies of the proposed disclosure at least 30 calendar days before the presentation or publication date and does not, within 15 calendar days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure.

6.2 The Sponsor may object to the proposed disclosure on the grounds that (i) it contains Confidential Information that was disclosed to UBC by the Sponsor; or (ii) that it discloses patentable subject matter which needs protection. If the Sponsor makes objection on the grounds of the inclusion of the Sponsor's Confidential Information, UBC will remove such Confidential Information immediately from the proposed disclosure, after which UBC is free to present and/or publish the proposed disclosure. If the Sponsor makes an objection on the grounds of protection of patentable subject matter:

(i) it will be deemed to be a direction to UBC to file a patent application as set out in Article 7.5; and

(ii) UBC will delay the proposed disclosure until UBC has filed one or more patent applications with one or more patent offices directed to such patentable subject matter (the "**Delay**"). A provisional patent application will be considered to be a patent application in the United States of America for the purposes of this Agreement. The Delay will be no longer than six (6) months from the date UBC delivered the proposed disclosure to the Sponsor, after which UBC is free to present and/or publish the proposed disclosure.

6.3 Notwithstanding anything in this Agreement, the Parties acknowledge and agree that no delay is permitted for the defense of a student's thesis.

7.0 INTELLECTUAL PROPERTY

7.1 The Sponsor acknowledges and agrees that UBC owns all right, title and interest in and to UBC Intellectual Property.

7.2 UBC acknowledges and agrees that the Sponsor owns all right, title and interest in and to Sponsor Intellectual Property.

7.3 The Parties acknowledge and agree that UBC and the Sponsor have joint right, title and interest in and to Joint Intellectual Property. Notwithstanding the applicable patent or other intellectual property laws in any jurisdiction, neither of the Parties may commercially exploit any Joint Intellectual Property, except as specifically provided for in Article 7.8 and 8.

7.4 UBC will promptly notify the Sponsor of any UBC Intellectual Property. The Parties will promptly notify one another of any Joint Intellectual Property.

7.5 The Sponsor may direct that UBC file one or more patent applications for UBC Intellectual Property and/or Joint Intellectual Property. UBC will then promptly prepare, file and prosecute patent applications in the name of UBC for UBC Intellectual Property and/or in joint names of UBC and the Sponsor for Joint Intellectual Property. UBC will be responsible for making final decisions regarding the scope and content of the patent applications and their prosecution. UBC will notify the Sponsor of any significant developments on all patent applications and will promptly supply the Sponsor with copies of papers received and filed in connection thereto in sufficient time for the Sponsor's review and input.

7.6 The Sponsor will bear all costs incurred in connection with the preparation, filing, prosecution and maintenance of the patent applications. Within 30 calendar days of UBC's written request, the Sponsor will pay to UBC a reasonable payment as an advance against expected patent expenses. The Sponsor will assist UBC in a timely manner to ensure that the patent applications cover, to the best of the Sponsor's knowledge, all items of commercial interest and importance.

7.7 If UBC wishes to obtain patent protection for UBC Intellectual Property and/or Joint Intellectual Property over and above that for which the Sponsor wishes to provide its financial support pursuant to Article 7.6, UBC will be free to file any patent applications, including new applications, at its own expense. If Sponsor discontinues its financial support for prosecution or maintenance of any patents or patent applications for UBC Intellectual Property and/or Joint Intellectual Property, UBC will be free to continue the prosecution or maintain such patents or

patent applications at its own expense. In any event, UBC will not have any obligation to the Sponsor under Article 8 (Grant of Rights) relating to such patent protection.

7.8 In the event that the Sponsor wishes to discontinue the financial support for prosecution or maintenance of any patents or patent applications for Joint Intellectual Property (the "**Event**"), the Sponsor will notify UBC in writing at least 30 calendar days prior to the Event (the "**Notice to Discontinue**") and UBC will be free to continue the prosecution or maintenance of any such patents or patent applications for Joint Intellectual Property. The Sponsor will then promptly execute and deliver to UBC any assignment or documents UBC may deem necessary or desirable to vest in UBC all right, title and interest in the patents and patent applications. Sponsor will pay for all expenses incurred in connection with the patents and patent applications prior to the Event and for 30 calendar days from UBC's receipt of the Notice to Discontinue.

8.0 <u>GRANT OF RIGHTS</u>

8.1 UBC grants the Sponsor the option to obtain a royalty-bearing license to use and exploit UBC Intellectual Property and UBC's rights in Joint Intellectual Property subject to terms and conditions determined in accordance with Article 8.2 (the "**Option**"). The Option will subsist with respect to each item of UBC Intellectual Property and Joint Intellectual Property for a period of 6 months after UBC has disclosed said item in writing to the Sponsor (the "**Option Period**"). The Sponsor may exercise the Option within the Option Period by delivering written notice of same to UBC.

8.2 If the Sponsor exercises the Option pursuant to Article 8.1, the Parties will negotiate in good faith to determine the specific terms and conditions on which a license will be granted by UBC to the Sponsor. Such license will contain commercially reasonable financial terms and will be generally consistent with the terms and conditions of the license agreements then being entered into by UBC with its other licensees. If UBC and the Sponsor, acting reasonably, are unable to agree upon such specific terms and conditions within a period of 6 months after the date when the Sponsor exercised the Option, the Parties acknowledge and agree that the Option will expire.

8.3 If the Sponsor does not exercise the Option pursuant to Article 8.1, UBC will be entitled to license from the Sponsor the Sponsor's interest in Joint Intellectual Property and the Parties will negotiate in good faith to determine the specific terms and conditions, including royalty rates, on which the license will be granted by the Sponsor to UBC. The Sponsor will have no right to use Joint Intellectual Property for any purpose and will not license, sell, assign or otherwise transfer the Sponsor's interest in the Joint Intellectual Property to any third party.

8.4 The Sponsor acknowledges and agrees that UBC may use Joint Intellectual Property without charge in any manner at all for research, scholarly publication, educational and all other non-commercial uses.

9.0 <u>TERM</u>

9.1 This Agreement will be effective from the Effective Date for the full duration of the Contract Period unless terminated earlier under Article 10.

10.0 TERMINATION

10.1 Either Party may terminate this Agreement upon 30 calendar days prior written notice to the other.

10.2 If either Party commits any breach or default of any terms or conditions of this Agreement and also fails to remedy such breach or default within 30 calendar days after receipt of a written notice from the other Party, the Party giving notice may terminate this Agreement by sending a notice of termination in writing to the Party in breach. This termination will be effective as of the date of the receipt of such notice. The termination may be in addition to any other remedies available at law or in equity.

10.3 This Agreement may be terminated by UBC if the Sponsor is in breach of any other agreement between the Sponsor and UBC, which breach has not been cured within the time provided for the curing of such breach under the terms of such other agreement.

10.4 No termination of this Agreement, however effectuated, will release the Parties from their rights and obligations under Articles 4.2, 4.3, 4.4, 5.0 (Confidentiality), 7.0 (Intellectual Property), 8.0 (Grant of Rights), 10.6 (cessation of use of Confidential Information) and 12 (Indemnity).

10.5 The Parties acknowledge that as a result of the ongoing global pandemic, UBC may determine it is necessary to suspend or cease the performance of the Project. If UBC, in its sole discretion, determines it is necessary to suspend or cease the performance of the Project, UBC will notify the Sponsor, and the Parties will determine whether to amend or terminate this Agreement.

10.6 Upon the termination of this Agreement, the Recipient will cease to use the Discloser's Confidential Information in any manner whatsoever and upon the written request of the Discloser, will deliver to the Discloser all of the Discloser's Confidential Information in the Recipient's possession or control.

10.7 The Parties may extend this Agreement in writing for additional periods under mutually agreeable terms and conditions. Said extension will be effective upon signature by both Parties.

11.0 DISCLAIMER OF WARRANTY

11.1 UBC makes no representations or warranties, either express or implied, regarding data or other results arising from the Project or regarding Confidential Information UBC may disclose to the Sponsor. UBC specifically disclaims any implied warranty of non-infringement or merchantability or fitness for a particular purpose and UBC will, in no event, be liable for any loss, whether direct, consequential, incidental or special or other similar damages arising from any defect, error or failure to perform, even if UBC has been advised of the possibility of such damages. The Sponsor acknowledges that the Project is of an experimental and exploratory nature, that no particular results can be guaranteed, and that the Sponsor has been advised by UBC to undertake its own due diligence with respect to all matters arising from this Agreement.

12.0 INDEMNITY

12.1 The Sponsor indemnifies, holds harmless and defends UBC, its Board of Governors, directors, officers, employees, faculty, students, invitees and agents against any and all claims

(including all reasonable legal fees and disbursements) arising out of the receipt or use by the Sponsor of any UBC's Confidential Information, UBC Intellectual Property, Joint Intellectual Property, or any data or other results arising from the Project including, without limitation, any damages or losses, consequential or otherwise, arising from or out of the Project, however they may arise.

13.0 INSURANCE

13.1 UBC has liability insurance applicable to its directors, officers, employees, faculty, students and agents while acting within the scope of their employment by UBC. UBC has no liability insurance policy that can extend protection to any other person. Therefore, subject to Article 12.1 (Indemnity), each Party hereby assumes any risks of personal injury and property damage attributable to the negligent acts or omissions of that Party and its directors, officers, employees and agents, and where applicable faculty and students.

14.0 GOVERNING LAW

14.1 This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. The Parties agree that by executing this Agreement, they have attorned to the exclusive jurisdiction of the Supreme Court of British Columbia.

15.0 ASSIGNMENT

15.1 Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld.

16.0 NOTICES

16.1 All reports and notices or other documents that a Party is required or may want to deliver to any other Party will be delivered:

(a) in writing; and

(b) either by email, personal delivery or by registered or certified mail (with all postage and other charges prepaid) at the address for the receiving Party as set out in Article 16.2 or as varied by any notice.

Any notice personally delivered or by email is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 16.1 is deemed to have been received at the end of the fifth business day after it is posted.

16.2 Addresses for delivery of notices:

Sponsor	**UBC**
Sepset Biosciences Inc. Jen Gretchen CFO 420 – 730 View Street Victoria, British Columbia Canada V8W 3S2	Industry Contracts Manager University-Industry Liaison Office #103 – 6190 Agronomy Road The University of British Columbia Vancouver, British Columbia Canada V6T 1Z3

[redacted] [redacted]

16.3 The Sponsor may direct questions of a scientific nature or regarding financial matters to UBC through the following contacts:

Scientific Matters

Dr. Robert E.W. Hancock
Department of Microbiology & Immunology
The University of British Columbia
Rm 232
2259 Lower Mall Research Station
Vancouver, British Columbia
Canada V6T 1Z4
[redacted]

Financial Matters

Manager, Research Finance Office
The University of British Columbia
4th Floor – TEF 3
409 - 6190 Agronomy Road
Vancouver, British Columbia
Canada V6T 1Z3
[redacted]

17.0 <u>GENERAL</u>

17.1 Nothing contained in this Agreement is to be deemed or construed to create between the Parties a partnership or joint venture. Neither Party has the authority to act on behalf of any other Party, or to commit the other Party in any manner at all or cause the other Party's name to be used in any way not specifically authorized by this Agreement.

17.2 Neither Party may use the other Party's name, trademarks or insignia for any advertising or any promotional purposes, including but not limited to media releases, without the other Party's prior written consent.

17.3 Either Party may identify the title of the Project, the Parties to this Agreement, the name of the Investigator, the Contract Period and the amount of funding provided by the Sponsor for the Project for administrative or regulatory purposes.

17.4 Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the Parties and their respective successors and permitted assigns.

17.5 No condoning, excusing or overlooking by either Party of any default, breach or non-observance by the other Party at any time or times regarding any terms of this Agreement operates as a waiver of that Party's rights under this Agreement. A waiver of any term, or right under this Agreement will be in writing signed by the Party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

17.6 No exercise of a specific right or remedy by either Party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

17.7 Headings in this Agreement are for reference only and do not form a part of this Agreement and are not be used in the interpretation of this Agreement.

17.8 All terms in this Agreement which require performance by the Parties after the expiry or termination of this Agreement, will remain in force despite this Agreement's expiry or termination for any reason.

17.9 Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable, may be severed from this Agreement and the balance of this Agreement will continue in full force and effect.

17.10 At the request of UBC or the Sponsor, the non-requesting Party will obtain the execution of any agreement or instrument (including from its employees, agents, contractors, consultants or representatives) that may be required to consummate the transactions contemplated in this Agreement, including assigning any rights, waiving any rights or perfecting any rights in such Party's name.

17.11 This Agreement and the Schedules set out the entire understanding between the Parties with regard to the Project and no changes to this Agreement are binding unless in writing and signed by the Parties to this Agreement. The Parties will be bound by the Schedules, except to the extent that they may conflict with the terms and conditions contained in this Agreement, in which case the terms and conditions of this Agreement will govern.

17.12 In this Agreement, unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

17.13 Neither of the Parties shall be deemed to be in default of, or to have breached, any provision of this Agreement as a result of any delay, failure in performance or interruption of service, resulting directly or indirectly from natural disasters, pandemics, epidemics, disease, act of civil or military authorities, civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, laws, regulations, acts or orders of any government or agency or official thereof, other catastrophes or any other similar occurrences beyond such Party's reasonable control. In every case, the delay or failure in performance or interruption of service must be without the fault or negligence of the Party exclaiming excusable delay, and the Party claiming excusable delay must promptly notify the other Party of such delay.

17.14 This Agreement may be executed in counterpart by the Parties, either through original copies or electronically each of which will be deemed an original and all of which will constitute the same instrument.

[SIGNATURE PAGE FOLLOWS]

SIGNED BY THE PARTIES AS AN AGREEMENT effective as of the date on which the last of the Parties executes this Agreement.

SIGNED FOR AND ON BEHALF of
THE UNIVERSITY OF BRITISH COLUMBIA
by its duly authorized signatory:

[redacted]

Name: Jennifer Lynett
Title: Associate Director, UILO
Date: April 6, 2022

[redacted]

Name:
Title: Managing Director, UILO
Date:

SIGNED FOR AND ON BEHALF of
SEPSET BIOSCIENCES INC.
by its duly authorized officer:

[redacted]

Name: [redacted]
Title: CEO
Date: 4/8/2022

[redacted] the foregoing:

Name: Dr. Robert E.W. Hancock
Title: Professor
Date:

SCHEDULE "A"
RESEARCH PROPOSAL
AND BUDGET

Protocol [H21-03760]: Validation of RNA extraction from blood to quantify gene expression by RT-qPCR

Principal Investigator: Dr. Robert E.W. Hancock,
Professor, Department of Microbiology and Immunology, University of British Columbia.

Background (significance/justification)
Sepsis is a life-threatening medical condition caused by an infection and the complex and dysfunctional way by which the human body attempts to deal with it. It can affect people of all ages, causing high numbers of morbidity and mortality in Canada and around the world [1,2] and being responsible for 19.7% of all deaths in 2017 as well as all deaths due to severe Covid-19 disease[3].
Currently, microbiology diagnoses can take between 10-60 hours to return a positive result[4] and clinicians are forced to treat empirically with antibiotics while waiting for results. In many cases, these initial antibiotics are retrospectively recognized as inadequate or the infectious agent cannot be cultured[5–7]. This is partly because 'last line' antibiotics are not recommended as part of the initial therapy, since this would lead to an increase in the prevalence of organisms that are resistant to these crucial antibiotics[8]. The current clinical diagnostic methods are not only variable and subjective[9], but they are also insensitive: in ~40% of septic patients, a causative organism is never found[10]. This approach to sepsis diagnosis and treatment is unacceptable as the risk of death increases by ~8% each hour that inappropriate antibiotics are used[11].
The body naturally responds to an infection in many ways, such as increasing the number of blood immune cells, which are part of our defense system. These cells then in turn produce molecules to destroy the infection. However, sometimes this response from our immune cells gets dysregulated leading to clinical complications such as low blood pressure or inability to breathe on your own. At its worst, sepsis can result in multiple organ failure (heart, lungs, kidneys, etc.) and death. In a previous study, we discovered that this immune dysregulation was associated with specific biological changes occurring in immune cells during sepsis, known as cellular reprogramming (CR)[12]. Through the selected expression of genes, which are the code present in each cell controlling its behavior, we were able to characterize this CR signature in blood immune cells of patients with sepsis[12]. A subset of this CR gene signature has been identified consisting of six genes for which level of expression in patients can predict, at first clinical presentation (in the emergency room), the development of sepsis and organ failure with up to 80% accuracy[13]. These six genes form the basis of a novel molecular diagnostic assay being developed that is capable of diagnosing the onset of sepsis in the early stages. It is envisioned that this early diagnostic test will help guide physicians to select appropriate early treatment regimens for patients at risk of developing serious sepsis, thereby preventing many of the serious complication of late stage sepsis as well as limiting the overuse of ineffective antibiotics. Since the rapid diagnosis and treatment of sepsis is known to improve patient outcomes[14], it is imperative that any molecular diagnostic test developed to diagnose sepsis can rapidly return an actionable result to the physician, preferably within 1-4 hrs.
A rapid and highly reproducible molecular diagnostic assay) is the quantitative polymerase chain reaction (qPCR)[15]. This type of assay allows for the quantification of the number of copies of a given gene present within a biological sample. When coupled with the action of reverse transcriptase (RT), which converts RNA transcripts to complementary DNA (cDNA), RT-qPCR can be used to quantify the level of gene expression in a given biological samples from which RNA has been extracted[16]. RT-qPCR is a powerful tool that has been widely used as a clinical

diagnostic to detect several diseases including cancer[17] as well as the causative agent behind COVID-19[18] and other viruses[19].

Study purpose
The purpose of this study is to test and optimize the RNA extraction protocol from human blood or cells collected non-invasively using nasal or oral swabs. This isolated RNA will then serve as the template for an optimized RT-qPCR protocol that will quantify the gene expression levels of the six genes, relative to two housekeeping genes, within the sepsis gene signature. This study will compare various commercially available RNA extraction methods to isolate RNA from blood or other donor cell samples and the RNA quantity and quality will be assessed for each method. The isolated RNA will then be evaluated using an RT-qPCR protocol to quantify the expression levels of the genes present within the sepsis gene expression signature. The aim of the study is to develop an RNA extraction protocol that is capable of isolating RNA from human blood or cells within 15 minutes or less. This rapid extraction protocol will ensure that the overall molecular diagnostic test, including the RT-PCR step, can return a result within 1-2 hours of blood collection.

Hypothesis
RNA can be extracted from blood or swab samples in 15-30 minutes and can adequately serve as a template for RT-qPCR reactions used in a downstream molecular diagnostic test for sepsis.

Objectives
1 – Test various commercially available RNA extraction kits for their ability to isolate high quality RNA from blood or swab specimens.
2 – Optimize RNA extraction protocols in increase speed without sacrificing RNA quality or output from resulting RT-qPCR reactions used in an RT-qPCR molecular diagnostic test.
3 – Using this extracted RNA, test different RT-qPCR methods for speed and accuracy.

Specifications of endpoints/outcomes
The Hancock Lab in collaboration with Sepset Bioscience is developing a new medical diagnostic test to help clinicians rapidly diagnose sepsis in patients upon presentation to the emergency department. The optimized RNA extraction procedure identified in this study will be used in the eventual clinical diagnostic protocol to extract samples from patients suspected of having sepsis. This information will be included in the application to regulatory bodies (e.g. FDA or Health Canada) to have the diagnostic test approved as an in vitro diagnostic (IVD) device.

Research design, including statistical analysis
The quality of the purified RNA will be assessed by quantifying the amount of isolated RNA by UV spectroscopy or the use of RNA specific fluorescent dyes. In addition, a Bioanalyzer instrument may be used to determine RNA concentration as well as integrity. These parameters will be assessed to determine which blood collection tube and RNA extraction kit provides the best quality RNA for downstream use in the molecular diagnostic assay. All RNA purification kits and blood collection procedures will be compared to the results obtained from RNA isolated from blood collected in PAXgene tubes and isolated with the PAXgene Blood RNA Kit IVD, considered to be the "gold standard" for RNA purification for use in molecular diagnostic applications. All spectroscopic measurements and RNA quality assessment procedures will be carried out in triplicate and any differences between samples will be determined by applying an appropriate statistical test, such as a Student's T-test. Comparison among multiple groups will be performed using the One-way ANOVA or two-way ANOVA as needed, Tukey's and Dunnett's multiple comparisons test (*$p \le 0.05$; **$p \le 0.01$; ***$p \le 0.001$; and ****$p \le 0.0001$)

may be used when comparing the means of all samples or when comparing to only to a control sample, respectively.
The isolated RNA will subsequently be used as the template of a RT-qPCR reaction to quantify the relative gene expression levels of six genes that comprise a molecular diagnostic test for sepsis. The levels of these six genes will be normalized to the expression of two housekeeping genes for which expression levels do not change in human blood cells during sepsis or other diseases relative to healthy controls. As above, the quality of the RT-qPCR reaction using RNA isolated from various extraction kits will be compared to experiments performed using RNA isolated from PAXgene tubes and the PAXgene Blood RNA Kit IVD.
The analytical performance of the RT-qPCR diagnostic test using the various purified RNA samples will be assessed to establish precision and reproducibility of each gene within the diagnostic assay. Samples will be run in triplicate and the coefficient of variation and the 95% confidence interval for the resulting Ct values will be determined for each sample across replicates. Additionally, replicate blood samples from the same donor and purified using the same RNA extraction kit will be collected and analyzed with the RT-qPCR test to ensure minimal variation between RNA isolation steps. The linearity of the RT-qPCR assay will be tested over a range of RNA input amounts (1000, 750, 500, 250, 100, 50 and 20 ng per RT-qPCR reaction) to determine the reportable range of RNA input for the molecular diagnostic assay.
The data analysis and interpretation will be done by senior Research Technician Manjeet Bains, and she has no conflict of interest. The individuals with a COI will not be involved in those steps.

Detailed Research Procedures, including inclusion/exclusion criteria
Samples will be collected in a dedicated "clean room", room 264, where no biological or chemical hazards are used. The room has a hand-washing sink, tables and chairs and a couch if participants need to sit down or lie down after donations.
Whole blood (2.0-5.0 mls) will be collected under informed consent as per standard clinical practice and WHO guidelines from healthy, adult participants by individuals trained and experienced in phlebotomy techniques. Buccal swab specimens will be obtained under informed consent from healthy, adult participants. Participants will swab the inside of their cheek in their mouth for 10-15 seconds and the swab will immediately be transferred to a sample collection tube containing stabilization buffer. Isolated RNA samples may be stored at -20 or -80 °C following collection to perform experiments to determine the reproducibility of the RT-qPCR analysis as well as evaluate sample stability.
Minimal participant data will be collected (date of biological sample, sex; and age). Samples will be given a random sample identity number. We will not collect any other information such as Personal health Number (PHN) or donors' contact information for this study.

Inclusion Criteria
Healthy human adult volunteers, aged 19 years or older. Donors must not be taking any medications, and have no known disease symptoms of respiratory or blood borne disease infection, anaemia, blood abnormalities, and other exclusion criteria as listed below.

Exclusion Criteria
Subjects will be self-excluded under the following circumstances:

- Infection with any respiratory or blood borne disease
- previous or current intravenous drug abuse
- previous history of hepatitis or jaundice
- previous history of anaemia or abnormalities of blood coagulation
- current anticoagulant drug therapy

- participation in this study, or provision of blood sample greater than 20 ml for other purposes, within the previous 3 weeks.

Sample Collection and Processing Materials

Blood collection tubes – Blood will be collected in either PAXgene Blood RNA tubes (BD Biosciences), Tempus Blood RNA tubes (Thermo Fisher Scientific) or in tubes containing standard anticoagulants such as EDTA or heparin (BD Biosciences).

Sterile swabs – Sterile flocked swab for non-invasive sample collection will be obtained from suppliers who have received FDA approval as an "In vitro diagnostic" (IVD) device. Prospective suppliers include Copan Diagnostics Inc., Puritan Medical Products, Zymo Research or BD Biosciences.

RNA Isolation Kits

Several RNA Isolation kits will be evaluated for their ability to rapidly and consistently extract RNA from blood collected from healthy volunteers. The quality of RNA isolated from each kit will be compared to the "gold standard" of RNA isolated from blood collected in PAXgene tubes and isolated with the PAXgene Blood RNA Kit IVD. The table below lists several of the intended RNA isolation kits to be evaluated in this study (although this may not be an exhaustive list)

Table 1 – RNA Isolation Kits compatible with extraction from blood to be evaluated in this study

Kit Name	Company
PAXgene Blood RNA Kit IVD	Qiagen
E.Z.N.A Blood RNA Kit	Omega Bio-tek, Inc.
Quick-RNA Whole Blood	Zymo Research
iScript™ RT-qPCR Sample Preparation Reagent	BIO RAD
Stabilized Blood-to-CT™ Nucleic Acid Preparation Kit for qPCR	Ambion (ThermoFisher)
MagMAX™ for Stabilized Blood Tubes RNA Isolation Kit	Ambion (ThermoFisher)
Tempus Blood RNA Tube Spin RNA Isolation Kit	Applied Biosystems (ThermoFisher)

In addition, several kits will be evaluated for their ability to extract RNA from swab specimens. The table below lists several of the intended RNA isolation kits to be evaluated in this study (although this may not be an exhaustive list)

Table 2 – RNA stabilization solution and isolation kits compatible with swab samples to be evaluated in this study (this is not an exhaustive list).

Kit Name	Company
DNA/RNA Shield collection tube w/ swab	Zymo Research
Puritan UniTranz-RT	Puritan
PrimeStore Molecular Transport Medium	Longhorn Vaccines & Diagnostics LLC
magnetiQ Viral RNA Extraction Kit	Galenvs Sciences

References

1. Singer, M. *et al.* The Third International Consensus Definitions for Sepsis and Septic Shock (Sepsis-3). *JAMA* **315**, 801–810 (2016).
2. Rudd, K. E. *et al.* Global, regional, and national sepsis incidence and mortality, 1990–2017: analysis for the Global Burden of Disease Study. *The Lancet* **395**, 200–211 (2020).
3. Prescott, H. C. & Girard, T. D. Recovery From Severe COVID-19: Leveraging the Lessons of Survival From Sepsis. *JAMA* **324**, 739–740 (2020).

4. Ning, Y., Hu, R., Yao, G. & Bo, S. Time to positivity of blood culture and its prognostic value in bloodstream infection. *Eur. J. Clin. Microbiol. Infect. Dis.* **35**, 619–624 (2016).
5. Rangel-Frausto, M. S. *et al.* The Natural History of the Systemic Inflammatory Response Syndrome (SIRS): A Prospective Study. *JAMA* **273**, 117–123 (1995).
6. Bacconi, A. *et al.* Improved Sensitivity for Molecular Detection of Bacterial and Candida Infections in Blood. *J. Clin. Microbiol.* **52**, 3164–3174 (2014).
7. Fan, S.-L., Miller, N. S., Lee, J. & Remick, D. G. Diagnosing Sepsis – The Role of Laboratory Medicine. *Clin. Chim. Acta Int. J. Clin. Chem.* **460**, 203–210 (2016).
8. Busch, L. M. & Kadri, S. S. Antimicrobial Treatment Duration in Sepsis and Serious Infections. *J. Infect. Dis.* **222**, S142–S155 (2020).
9. Rhee, C. *et al.* Diagnosing sepsis is subjective and highly variable: a survey of intensivists using case vignettes. *Crit. Care Lond. Engl.* **20**, 89 (2016).
10. Vincent, J.-L. *et al.* Sepsis in European intensive care units: Results of the SOAP study*. *Crit. Care Med.* **34**, 344–353 (2006).
11. Kumar, A. *et al.* Duration of hypotension before initiation of effective antimicrobial therapy is the critical determinant of survival in human septic shock. *Crit. Care Med.* **34**, 1589–1596 (2006).
12. Pena, O. M. *et al.* An Endotoxin Tolerance Signature Predicts Sepsis and Organ Dysfunction at Initial Clinical Presentation. *EBioMedicine* **1**, 64–71 (2014).
13. Baghela, A. *et al.* Predicting sepsis severity at first clinical presentation: the role of endotypes and mechanistic signatures. *EBioMedicine* **in press**,.
14. Dellinger, R. P. *et al.* Surviving Sepsis Campaign: International Guidelines for Management of Severe Sepsis and Septic Shock, 2012. *Intensive Care Med.* **39**, 165–228 (2013).
15. Arya, M. *et al.* Basic principles of real-time quantitative PCR. *Expert Rev. Mol. Diagn.* **5**, 209–219 (2005).
16. VanGuilder, H. D., Vrana, K. E. & Freeman, W. M. Twenty-five years of quantitative PCR for gene expression analysis. *BioTechniques* **44**, 619–626 (2008).
17. Laible, M. *et al.* Technical validation of an RT-qPCR in vitro diagnostic test system for the determination of breast cancer molecular subtypes by quantification of ERBB2, ESR1, PGR and MKI67 mRNA levels from formalin-fixed paraffin-embedded breast tumor specimens. *BMC Cancer* **16**, 398 (2016).
18. Banko, A. *et al.* Comparison and Sensitivity Evaluation of Three Different Commercial Real-Time Quantitative PCR Kits for SARS-CoV-2 Detection. *Viruses* **13**, 1321 (2021).
19. Feng, Z. *et al.* A multiplex one-tube nested real time RT-PCR assay for simultaneous detection of respiratory syncytial virus, human rhinovirus and human metapneumovirus. *Virol. J.* **15**, 167 (2018).

BUDGET SEPSET BIOSCIENCES	One year budget to test PCR platforms, kits, sample types						
	#						
		CAD$	CAD$	CAD$	CAD$	CAD$	CAD$
						TOTAL SAL	
PERSONNEL		SALARY	BENEFITS	TOTAL SALARY	TOTAL BENEFITS	AND BEN	TOTAL
Research Associate (Susan/Evan)	1	$ 93,360	$ 14,400	$ 93,360.00	$ 14,400.00	$ 107,760	$ 107,760
Research Tech V (Manjeet)	1.0	$ 69,540	$ 15,060	$ 69,540.00	$ 15,060.00	$ 84,600	$ 84,600
Research Tech IV (Reza)	0.5	$ 61,160	$ 16,540	$ 30,580.00	$ 8,270.00	$ 38,850	$ 38,850
				$ -	$ -	$ -	$ -
Total Salaries							$ 231,210
MATERIALS		COST					
Start up kits,reagents, swabs (PCR testing	1	$20,000		$20,000			$20,000
PCR reagents (Qscript/Sybr, mastermix,TaqPolym)	12	$3,000		$36,000			$36,000
PCR plates, PCR tubes, foils	12	$1,500		$18,000			$18,000
cDNA, oligos/primers	1	$6,000		$6,000			$6,000
Gels, loading dye, markers	12	$ 500		$6,000			$6,000
Sequencing servcies	6	$ 500		$3,000			$3,000
Misc lab supplies consumables , 3 FTE	12	$ 4,500		$54,000			$54,000
Portion of lab equipment service contracts (centrifuges, autoclaves, plate readers, water systems)	12	$ 1,500		$18,000			$ 18,000
Total Material and Supplies							**$161,000**
Open Access Publication	0	$ 4,000		$0			$0
Ethics fees UBC biosafety, CREB	2	$ 3,500		$7,000			
Ethics fees UBC biosafety, biosafety	1	300		$300			
MICB Dept shared services fees							
Total FEES				$7,300			$7,300
SUB TOTAL							$ 392,210.00
UBC 40% overheads ON ALL COSTS							$ 156,884.00
TOTAL						CAD	$ 549,094

Year 1